Exhibit 4.1

AVOLON HOLDINGS LIMITED Number 00[] Common Shares -[]- Incorporated under the laws of the Cayman Islands Share capital is US$[] divided into [] Common Shares of a par value of US$[] per share THIS IS TO CERTIFY THAT [INSERT NAME OF COMPANY] is the registered holder of [INSERT NUMBER] Common Shares in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the [] day of [] 201[ ] by: DIRECTOR Goes 740 all rights reserved litho. In U.S.A